Exhibit 99.1

NEWS RELEASE

Investor Contact:
James E. Perry
Vice President, Finance and Treasurer
Trinity Industries, Inc.
214/589-8412

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Reports Second Quarter Results

DALLAS – July 29, 2009 – Trinity Industries, Inc. (NYSE:TRN) today reported a net loss of $209.4 million, or $2.75 per common diluted share for the second quarter ended June 30, 2009. The results include an after tax charge of $243.3 million for the impairment of goodwill related to its rail businesses. Excluding the charge, the net income was $33.9 million, or $0.43 per common diluted share for the second quarter ended June 30, 2009. Net income for the same quarter of 2008 was $84.2 million, or $1.03 per common diluted share.

At the end of the second quarter, the Company performed testing of its goodwill on the balance sheet. In the current depressed state of the railcar market, it was determined that a pre-tax impairment of $325.0 million was required for goodwill related to the Rail Group. The goodwill on the balance sheet was the result of acquisitions made by the Company in 1998 and 2001. The amount of goodwill remaining on the balance sheet as of June 30, 2009 was $180.8 million, of which $122.5 million relates to the Rail Group. The charge does not result in a reduction of the Company’s available lines of credit.

For the six month period ended June 30, 2009, the Company reported a net loss of $175.5 million, or $2.30 per common diluted share. Net income was $67.8 million, or $0.86 per common diluted share, excluding the charge for the impairment of goodwill. Net income for the same period in 2008 was $148.0 million, or $1.81 per common diluted share.

Revenues for the second quarter of 2009 were $716.1 million compared with revenues of $945.5 million for the same quarter of 2008. Revenues for the six months ended June 30, 2009 were $1.51 billion as compared to $1.84 billion in the same period of 2008.

“The operating results in the second quarter reflect our businesses’ emphasis on reducing costs and maximizing productivity,” said Timothy R. Wallace, Trinity’s Chairman, CEO, and President. “We anticipate a more challenging operating environment going forward as our new order volume is not keeping pace with completion of orders in our railcar and barge backlogs. We continue to concentrate on cost reductions, maximizing efficiencies in our facilities, and aggressively pursuing new orders.”

“We have also been highly focused on liquidity and strengthening our balance sheet,” continued Wallace. “Our cash balance rose to $440.9 million as of the end of the second quarter from $170.4 million at March 31, 2009.”

During the second quarter of 2009, TrinityRail® shipped approximately 3,080 railcars and received orders for approximately 650 railcars. As of June 30, 2009, TrinityRail’s order backlog totaled approximately $326 million, representing approximately 3,780 railcars.

Trinity Industries Leasing Company (“TILC”) had approximately 48,630 railcars in its fleet as of June 30, 2009. This compares to TILC’s fleet of approximately 41,130 railcars as of June 30, 2008 and 47,650 railcars as of March 31, 2009. Based on current market demand and the Company’s backlog for railcars scheduled to be added to its lease fleet, the Company anticipates having approximately 50,000 railcars in its lease fleet at December 31, 2009. The lease fleet utilization was 96.4% as of June 30, 2009.

During the second quarter, Trinity sold $126.7 million of railcars to TRIP Rail Leasing LLC (“TRIP”) including $51.7 million of railcars from TILC. Since its inception in June 2007, through June 30, 2009, TRIP purchased $1.285 billion of railcars, including new railcar purchases from Trinity’s railcar manufacturing subsidiaries and from TILC. According to the terms of TRIP’s Warehouse Loan Agreement, the lenders’ commitment to finance additional railcar purchases ended on June 27, 2009.

Operating profit for the Inland Barge Group grew by 11% in the second quarter of 2009 to $30.3 million, as compared to the same quarter of 2008. Revenues were $136.7 million in the second quarter of 2009, a decrease of 9% as compared to the second quarter of 2008. The Inland Barge Group’s backlog totaled approximately $350 million as of June 30, 2009.

The Energy Equipment Group recorded revenues of $134.4 million in the second quarter of 2009, as compared to $157.3 million in the same quarter of 2008. These businesses produced operating profit of $25.2 million in the second quarter of 2009, in line with the $25.4 million in the same quarter of 2008. The order backlog for structural wind towers as of June 30, 2009 totaled approximately $1.2 billion.

Revenues in the Construction Products Group totaled $153.3 million in the second quarter of 2009, a decline of 30% from the same quarter in 2008. These businesses recorded an operating profit of $15.5 million in the second quarter of 2009, compared to $21.1 million in the second quarter of 2008. “After posting an operating loss in the first quarter of 2009, these businesses recovered nicely in the second quarter,” Wallace said.

Earnings Outlook
The Company estimates earnings of between $0.22 and $0.30 per common diluted share for the third quarter of 2009. Based on the current order inquiries, normal seasonality and existing backlogs, the Company expects that earnings in the fourth quarter of 2009 could be near a breakeven level.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 30, 2009 to discuss its first quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net. An audio replay may be accessed through the Company’s website or by dialing (402) 220-0117 until 11:59 p.m. Eastern on August 7, 2009.

Trinity Industries, Inc., headquartered in Dallas, Texas, is a multi-industry company that owns a variety of market-leading businesses which provide products and services to the industrial, energy, transportation, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity’s estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recent fiscal year.

- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2009	2008
		(adjusted)
Revenues	$716.1	$945.5
Operating costs:
Cost of revenues	586.1	730.5
Selling, engineering, and administrative expenses	47.3	65.0
Goodwill impairment	325.0	—

	958.4	795.5

Operating profit (loss)	(242.3)	150.0
Interest expense, net	28.5	26.0
Other (income) expense	(4.5)	(12.2)

Income (loss) from continuing operations before income taxes	(266.3)	136.2
Provision (benefit) for income taxes	(56.9)	52.0

Income (loss) from continuing operations	(209.4)	84.2
Discontinued operations:
Loss from discontinued operations, net of benefit for income taxes of $ — and $ —	—	—

Net income (loss)	$(209.4)	$84.2

Net income (loss) per common share:
Basic:
Continuing operations	$(2.75)	$1.03
Discontinued operations	—	—

	$(2.75)	$1.03

Diluted:
Continuing operations	$(2.75)	$1.03
Discontinued operations	—	—

	$(2.75)	$1.03

Weighted average number of shares outstanding:
Basic	76.2	78.8
Diluted	76.2	79.3

See our June 30, 2009 Quarterly Reports on Form 10Q for a discussion of the adjusted 2008 financial information resulting from the adoption of new accounting pronouncements.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six months Ended June 30,
	2009	2008
		(adjusted)
Revenues	$1,509.6	$1,844.4
Operating costs:
Cost of revenues	1,247.4	1,447.0
Selling, engineering, and administrative expenses	96.2	121.2
Goodwill impairment	325.0	—

	1,668.6	1,568.2

Operating profit (loss)	(159.0)	276.2
Interest expense, net	57.2	46.9
Other (income) expense	(5.1)	(13.3)

Income (loss) from continuing operations before income taxes	(211.1)	242.6
Provision (benefit) for income taxes	(35.7)	94.3

Income (loss) from continuing operations	(175.4)	148.3
Discontinued operations:
Loss from discontinued operations, net of benefit for income taxes of $ — and $0.1	(0.1)	(0.3)

Net income (loss)	$(175.5)	$148.0

Net income (loss) per common share:
Basic:
Continuing operations	$(2.30)	$1.82
Discontinued operations	—	—

	$(2.30)	$1.82

Diluted:
Continuing operations	$(2.30)	$1.81
Discontinued operations	—	—

	$(2.30)	$1.81

Weighted average number of shares outstanding:
Basic	76.4	79.0
Diluted	76.4	79.4

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2009	2008
Rail Group	$303.3	$590.6
Construction Products Group	153.3	219.2
Inland Barge Group	136.7	150.9
Energy Equipment Group	134.4	157.3
Railcar Leasing and Management Services Group	133.5	86.4
All Other	10.4	18.4
Eliminations – lease subsidiary	(138.8)	(252.6)
Eliminations – other	(16.7)	(24.7)

Consolidated Total	$716.1	$945.5

Operating profit (loss):	Three Months Ended June 30,
	2009	2008
Rail Group	$(328.7)*	$72.4
Construction Products Group	15.5	21.1
Inland Barge Group	30.3	27.2
Energy Equipment Group	25.2	25.4
Railcar Leasing and Management Services Group	35.2	36.0
All Other	(1.7)	5.8
Corporate	(7.8)	(11.8)
Eliminations – lease subsidiary	(8.8)	(23.1)
Eliminations – other	(1.5)	(3.0)

Consolidated Total	$(242.3)*	$150.0

*Includes Rail Group goodwill impairment charge of $325.0 million.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six months Ended June 30,
Revenues:	2009	2008
Rail Group	$587.2	$1,158.4
Construction Products Group	276.8	388.5
Inland Barge Group	293.7	288.7
Energy Equipment Group	262.9	286.8
Railcar Leasing and Management Services Group	355.9	206.2
All Other	24.8	36.6
Eliminations – lease subsidiary	(255.3)	(469.3)
Eliminations – other	(36.4)	(51.5)

Consolidated Total	$1,509.6	$1,844.4

Operating profit (loss):	Six Months Ended June 30,
	2009	2008
Rail Group	$(334.5)*	$149.6
Construction Products Group	13.6	33.3
Inland Barge Group	69.2	53.7
Energy Equipment Group	43.5	43.6
Railcar Leasing and Management Services Group	87.9	70.1
All Other	(3.1)	5.5
Corporate	(15.4)	(17.2)
Eliminations – lease subsidiary	(17.7)	(54.3)
Eliminations – other	(2.5)	(8.1)

Consolidated Total	$(159.0)*	$276.2

*Includes Rail Group goodwill impairment charge of $325.0 million.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30,	December 31,
	2009	2008
		(adjusted)
Cash and cash equivalents	$440.9	$161.8
Receivables, net of allowance	215.2	251.3
Income tax receivable	18.1	98.7
Inventories	369.3	611.8
Net property, plant, and equipment	2,999.2	2,990.6
Goodwill	180.8	504.0
Other assets	306.5	293.4

	$4,530.0	$4,911.6

Accounts payable	$111.7	$217.6
Accrued liabilities	353.4	481.8
Debt, net of unamortized discount of	1,783.8	1,774.7
$126.5 and $131.2
Deferred income	79.6	71.8
Deferred income taxes	368.7	388.3
Other liabilities	66.0	65.1
Stockholders’ equity	1,766.8	1,912.3

	$4,530.0	$4,911.6

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30,	December 31,
	2009	2008
		(adjusted)
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,206.0	$1,175.6
Accumulated depreciation	(663.2)	(620.2)

	542.8	555.4

Leasing:
Machinery and other	37.7	37.0
Equipment on lease	3,016.0	2,973.2
Accumulated depreciation	(266.5)	(232.7)

	2,787.2	2,777.5

Deferred profit on railcars sold to the Leasing Group	(330.8)	(342.3)

	$2,999.2	$2,990.6

Debt
Corporate/Manufacturing – Recourse:
Revolving credit facility	$—	$—
Convertible subordinated notes	450.0	450.0
Less: unamortized discount	(126.5)	(131.2)

	323.5	318.8
Senior notes	201.5	201.5
Other	3.0	2.7

	528.0	523.0

Leasing – Recourse:
Capital lease obligations	39.0	—
Term loan	61.0	—
Equipment trust certificates	—	61.4

Total recourse	628.0	584.4

Leasing – Non-recourse:
Secured railcar equipment notes	312.6	320.0
Warehouse facility	298.6	312.7
Promissory notes	544.6	557.6

	1,155.8	1,190.3

	$1,783.8	$1,774.7

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income (loss) plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We have reported EBITDA because we regularly review EBITDA as a measure of our ability to incur and service debt. In addition, we believe our debt holders utilize and analyze our EBITDA for similar purposes. We also believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2009	2008
Income (loss) from continuing operations	$(209.4)	$84.2
Add:
Interest expense	28.8	27.0
Provision (benefit) for income taxes	(56.9)	52.0
Depreciation and amortization expense	40.4	34.1
Goodwill impairment	325.0	—

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$127.9	$197.3

	Six Months Ended June 30,
	2009	2008
Income (loss) from continuing operations	$(175.4)	$148.3
Add:
Interest expense	57.8	50.2
Provision for income taxes	(35.7)	94.3
Depreciation and amortization expense	80.7	65.9
Goodwill impairment	325.0	—

Earnings from continuing operations before interest expense, income taxes, and depreciation and amortization expense	$252.4	$358.7

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